Exhibit 99.1

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2010 RESULTS

ALPHARETTA, GA, May 5, 2010 — Schweitzer-Mauduit International, Inc. (NYSE: SWM) today reported first quarter 2010 earnings results for the period ended March 31, 2010.

First Quarter Financial Highlights:
•	First quarter net income of $18.6 million, an increase of 39.8% over first quarter 2009
•	First quarter net sales of $193.0 million, an increase of 4.8% over first quarter 2009
•	First quarter operating profit of $29.1 million compared to $22.8 million in first quarter 2009
•	First quarter adjusted EBITDA of $41.7 million (excluding restructuring and impairment expenses) compared to $30.7 million in first quarter 2009
•
Diluted net income per share of $1.02, compared to $0.87 per share in first quarter 2009; excluding per share restructuring and impairment expense of $0.17 and $0.01, respectively, adjusted net income per share of $1.19 compared to $0.88 per share in the first quarter of 2009

First Quarter Operational Highlights:
•	Continued growth in high-value products, driven by regulatory requirements for Lower Ignition Propensity (LIP) cigarette papers
•	Continued profitable performance from our China joint venture
•	Solid cost performance despite increasing pulp prices

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Our first quarter results demonstrate the robust and continuing strength of our high-value products strategy as we were able to generate strong earnings despite higher purchased pulp costs.  Restructuring and impairment expenses during the quarter were a result of previously announced actions primarily at our Papeteries de Mauduit facility in Quimperlé, France.  During the first quarter, we ceased operations of a paper machine, as planned, at our Spotswood, New Jersey mill.”

Mr. Villoutreix continued, "We face a more challenging business environment over the balance of 2010 due to expected further increases in purchased wood pulp prices and unfavorable foreign currency translation impacts from the weakening of the euro to the U.S. dollar.   Although sales volumes increased during the first quarter 2010 over the prior year, the gains were isolated. We expect a low, single-digit decline in world-wide demand, excluding China, for our tobacco paper products during 2010.  Full-year growth rates for RTL are still expected to be in the mid-single digit level, but likely below the strong rate experienced during the first quarter. Despite these anticipated challenges, we remain focused on sustaining operational performance and earnings improvements across our business such as those achieved during the first quarter of 2010. Reduced losses at the now idled Malaucene facility, full year profitability at the CTM China paper joint venture and an improved product mix are expected to more than offset expected wood pulp cost increases, lower sales volumes and unfavorable currency impacts. We continue to expect full year 2010 earnings of at least $4.60 per share, excluding restructuring and impairment expenses."

“Beyond near-term operational performance, we continue to advance our ambitious long-term business plans.  Activity is currently concentrated on construction of the new, Greenfield RTL facility in the Philippines, advancing efforts to create LIP capacity in the European Union (EU), securing agreements for EU LIP customer requirements and finalizing plans for an RTL joint venture in China.  We continue to support LIP patent infringement litigation in the U.S., but do not expect resolution during 2010.”

First Quarter 2010 Results

Net sales were $193.0 million in the three month period ended March 31, 2010, a 4.8% increase versus the prior-year quarter. Net sales increased $8.9 million as a result of $10.0 million improvement in mix of products and higher selling prices, largely due to higher LIP sales in the U.S. market, and $9.3 million in favorable foreign currency exchange rate impacts. These positives were partially offset by a $10.4 million sales decrease at our Malaucène facility which is no longer operating.

Operating profit was $29.1 million in the three month period ended March 31, 2010 versus an operating profit of $22.8 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit was $33.9 million during the first quarter of 2010 compared with $23.1 million during the first quarter of 2009. The higher operating profit was primarily due to $7.1 million of benefits from cost savings programs and lower manufacturing expenses, including the benefits of restructuring actions, and $4.8 million from an improved mix of products sold and higher selling prices. These were partially offset by $1.7 million in higher inflationary costs, primarily higher wood pulp costs.

Operational Trends (Volume, Pricing and Cost)

During the first quarter, Schweitzer-Mauduit benefited from the full conversion to LIP cigarette paper for all U.S. customers, which caused a 55% increase in sales volume of this high value product, as compared to the prior year quarter.  Sales for RTL products remained robust and operating results were boosted by improved mill efficiencies.

Volume weakness for traditional tobacco-related papers continued in the first quarter at a rate consistent with our expectations, primarily reflecting decreased demand in the North American and western European markets and also the transfer of cigarette paper volume to our unconsolidated joint venture, CTM.

CTM, our Chinese tobacco-related papers joint venture, generated $0.6 million in income for the company during the first quarter despite incurring downtime for the Chinese new year. Cigarette paper volumes at CTM increased nearly two-fold during the quarter ended March 31, 2010 compared to the prior-year quarter.

Restructuring and Impairment Expenses

In the quarters ended March 31, 2010 and 2009, the company incurred $4.8 million and $0.3 million, respectively, in expenses related to restructuring actions and asset impairments. The ongoing expenses are primarily due to severances being recorded over the remaining service periods of the affected employees and from the results of continuing negotiations with unions regarding terms of severance agreements.

Quarterly Dividend

Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on June 23, 2010 to stockholders of record on May 21, 2010.

Conference Call

Schweitzer-Mauduit will hold a conference call to review first quarter 2010 results with investors and analysts at 10:30 a.m. eastern time on Thursday, May 6, 2010. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
Schweitzer-Mauduit has manufacturing facilities in 6 countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of March, 31, 2010, these credits totaled $10.9 million.  We have applied for a special government action in the state of Rio de Janeiro to enable more rapid utilization of these credits.  We expect approval and, if successful, this and other actions should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the special action is not obtained, we will record an allowance for substantially all of the current balance.

•
The company’s sales are concentrated to a limited number of customers.  In 2009, 56% of its sales were to its four largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, the company has been advised by Philip Morris – USA that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product.  As of March 31, 2010, the disputed amount is approximately $10 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Oppositions were filed in December 2009 with the European Patent Office (EPO) contesting the grant by the EPO to the company of patent number EP-1482815. The company believes that the EPO properly granted the patent and it intends to respond to the opposition arguments. However, the final resolution of the oppositions could result in the invalidation of the patent or a further limitation of the scope of the patent claims which could affect the competitive value of the patent. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

Further, the company filed an infringement action on February 8, 2010 in the United States District Court for South Carolina, Charleston Division, against multiple defendants alleging infringement of the company’s United States Patent Number 6,725,867.  Adversarial proceedings present uncertainties and risks, which could include invalidation of the patent in dispute, a change in the scope of the patent claims, or an adverse determination on the question of infringement, among others. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

For additional factors and further discussion of these factors, please see Schweitzer-Mauduit’s Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended March 31, 2010.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$193.0	$184.1	4.8%
Cost of products sold	139.8	142.5	(1.9)
Gross Profit	53.2	41.6	27.9

Selling expense	5.3	5.2	1.9
Research expense	2.0	1.8	11.1
General expense	12.0	11.5	4.3
Total nonmanufacturing expenses	19.3	18.5	4.3

Restructuring and impairment expense	4.8	0.3	N.M.

Operating Profit	29.1	22.8	27.6
Interest expense	0.4	1.8	(77.8)
Other (expense) income, net	(1.0)	0.2	N.M.
Income Before Income Taxes and Income (Loss)
from Equity Affiliates	27.7	21.2	30.7
Provision for income taxes	9.7	6.6	47.0
Income (loss) from equity affiliates	0.6	(1.3)	N.M.
Net Income	$18.6	$13.3	39.8

Net Income Per Share:
Basic	$1.04	$0.87	19.5%

Diluted	$1.02	$0.87	17.2%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	17,807,800	15,098,700

Diluted, including Common Share Equivalents	18,164,400	15,164,400

N.M. - Not Meaningful

- more -

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	March 31	December 31
Unaudited	2010	2009

ASSETS
Cash and cash equivalents	$69.9	$56.9
Accounts receivable	95.4	85.8
Inventories	117.0	127.3
Other current assets	13.7	29.7
Net property, plant and equipment	386.3	401.1
Other noncurrent assets	89.2	91.1
Total Assets	$771.5	$791.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$6.3	$17.7
Other current liabilities	152.2	168.2
Long-term debt	42.3	42.4
Pension and other postretirement benefits	37.2	38.4
Deferred income tax liabilities	18.8	14.2
Deferred revenue	5.4	7.2
Other noncurrent liabilities	19.5	21.6
Stockholders' equity	489.8	482.2
Total Liabilities and Stockholders' Equity	$771.5	$791.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS)

Unaudited	2010	2009

Net income	$18.6	$13.3
Depreciation and amortization	10.0	10.5
Amortization of deferred revenue	(1.8)	(1.8)
Deferred income tax provision	6.4	6.4
Pension and other postretirement benefits	0.7	(4.2)
Stock-based compensation	2.1	1.8
(Income) loss from equity affiliates	(0.6)	1.3
Other items	(3.6)	-
Net changes in operating working capital	(0.4)	(15.5)
Cash Provided by Operations	31.4	11.8

Capital spending	(9.9)	(2.6)
Capitalized software costs	(2.7)	(1.1)
Other investing	3.1	0.6
Cash Used for Investing	(9.5)	(3.1)

Cash dividends paid to SWM stockholders	(2.7)	(2.3)
Changes in debt	(8.3)	(13.5)
Purchases of treasury stock	(0.6)	(0.8)
Proceeds from exercises of stock options	1.1	-
Excess tax benefits of stock-based awards	1.0	(0.6)
Cash Used in Financing	(9.5)	(17.2)

Effect of Exchange Rate Changes on Cash	0.6	0.1

Increase (Decrease) in Cash and Cash Equivalents	$13.0	$(8.4)

- more -

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2010	2009	% Change

France	$114.3	$111.6	2.4%
United States	68.9	65.9	4.6
Brazil	19.5	18.1	7.7

Subtotal	202.7	195.6	3.6

Intersegment sales by:
France	(4.0)	(3.4)
United States	(0.2)	(1.2)
Brazil	(5.5)	(6.9)

Consolidated	$193.0	$184.1	4.8%

Operating Profit

	For the three months ended March 31,
			Return on Net Sales
	2010	2009	2010	2009
France	$15.3	$13.0	13.4%	11.6%
United States	16.6	13.0	24.1	19.7
Brazil	1.2	2.6	6.2	14.4
Unallocated expenses	(4.0)	(5.8)

Consolidated	$29.1	$22.8	15.1%	12.4%

Restructuring & Impairment Expense

	For the three months ended March 31,
	2010	2009	% Change

France	$4.7	$0.3	N.M.	%
United States	0.1	-	N.M.
Brazil	-	-	N.M.

Consolidated	$4.8	$0.3	N.M.	%

Operating Profit Excluding Restructuring & Impairment Expense*

	For the three months ended March 31,
			Return on Net Sales
	2010	2009	2010	2009

France	$20.0	$13.3	17.5%	11.9%
United States	16.7	13.0	24.2	19.7
Brazil	1.2	2.6	6.2	14.4
Unallocated expenses	(4.0)	(5.8)

Consolidated	$33.9	$23.1	17.6%	12.5%

* Operating Profit (Loss) Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

-more-

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Reconciliation of Non-GAAP financial measures:

	Three months ended March 31,
	2010	2009
Net income (loss) per diluted share	$1.02	$0.87
Plus: Restructuring & impairment expense per share	0.17	0.01
Adjusted Net Income Per Share	$1.19	$0.88

Net income (loss)	$18.6	$13.3
Plus: Interest expense	0.4	1.8
Plus: Income tax provision (benefit)	9.7	6.6
Plus: Depreciation & amortization	10.0	10.5
Less: Amortization of deferred revenue	(1.8)	(1.8)
Plus: Restructuring & impairment expense	4.8	0.3
Adjusted EBITDA	$41.7	$30.7

	March 31, 2010	December 31, 2009
Total Debt	$48.6	$60.1
Less: Cash	69.9	56.9
Net Debt	$(21.3)	$3.2

-####-

SOURCE Schweitzer-Mauduit International, Inc.

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of Schweitzer-Mauduit International, Inc.
Web Site: http://www.schweitzer-mauduit.com